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                                                                    EXHIBIT 24.1


                    [ALEX N. CHAPLAN & ASSOCIATES LETTERHEAD]



To the Board of Directors and
Stockholders of Electropure, Inc.

The audits referred to in our report dated January 29, 1998 included the related financial statements as of October 31, 1997 and for each of the years in the two-year period ended October 31, 1997 included in the Registration Statement. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Our report dated January 29, 1998 contains explanatory paragraphs that state that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern and the final outcome resulting from certain claims and litigation is not presently determinable. The financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Prospectus.


/S/  ALEX N. CHAPLAN


Calabasas, California
March 10, 1998